Exhibit 10.1

MASTER AGREEMENT

THIS MASTER AGREEMENT (this "Agreement") is made and entered into as of the 8th day of September, 2004, by and between COLE TAYLOR BANK, an Illinois banking corporation ("Bank"), and DMCB, LLC, an Illinois limited liability company ("DM").

R E C I T A L S:

A. Bank and BK Wheeling, LLC, as successor in interest to The Mutual Life Insurance Company of New York ("Landlord"), are parties to that certain Building Lease dated as of January 1, 1995, as amended by the following documents: First Amendment to Lease dated as of January 31, 1996; Second Amendment dated as of May 1, 1996; and Third Amendment to Lease, dated as of February 11, 1997 (as amended, the "Bank Lease"). Pursuant to the Bank Lease, Bank currently leases the land (consisting of approximately 5.118 acres) (the "Land") and the three story building (consisting of approximately 67,718 square feet) (the "Building") located at 350 East Dundee Road, in Wheeling, Illinois (together, the Land and the Building are referred to as the "Bank Leased Parcel").

B. The Bank has the right to acquire fee simple title to the Bank Leased Parcel pursuant to an Option to Purchase dated as of January 1, 1995 by and between Landlord and Bank (the "Bank Option").

C. Bank also owns certain parcels of property which are located adjacent to the Bank Leased Parcel, and which consist of approximately 1.644 acres and approximately .25 acres (together, the "Bank Fee Parcels"; the Bank Leased Parcel and the Bank Fee Parcels are sometimes referred to together as the "Property"). The Property is described on Exhibit A and is depicted on Exhibit A-1, both of which are attached hereto. Bank owns one of the parcels in fee simple and owns a beneficial interest in the other parcel as the beneficiary of a land trust with Cole Taylor Bank, not individually but as Trustee under Trust Agreement dated April 16, 1986 and known as Trust No. 86-138.

D. Bank and DM desire to enter into certain transactions, as more particularly described in this Agreement, with respect to the conveyance of the Property to DM.

NOW, THEREFORE, in consideration of and in reliance upon the above Recitals, which are acknowledged to be accurate and are incorporated herein, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and DM agree as follows:

1. DISPOSITION OF PROPERTY. Subject to the terms and conditions of this Agreement:

(a) Pursuant to the Assignment and Assumption of Lease attached hereto as Exhibit B-1 (the "Assignment"), Bank shall assign to DM or its designee, and DM or its designee shall assume, Bank's interest in the Bank Lease;

(b) Pursuant to the Assignment and Assumption of Option attached hereto as Exhibit B-2 (the "Option Assignment"), Bank shall assign to DM or its designee, and DM or its designee shall assume, Bank's interest in the Bank Option;

(c) Pursuant to the Sublease attached hereto as Exhibit C (the "Sublease"), Bank shall sublease from DM or its designee the entire Bank Leased Parcel ;

(d) DM shall acquire title to the Bank Leased Parcel from Landlord pursuant to the Bank Option;

(e) Pursuant to the Purchase Agreement attached hereto as Exhibit D (the "Purchase Agreement"), Bank shall convey to DM (or cause to be conveyed to DM) all of Bank's right, title and interest relating to the Bank Fee Parcels; and

(f) Pursuant to the lease attached hereto as Exhibit E (the "New Lease"), Bank shall lease from DM approximately 8,274 square feet located on the first floor of the Building and the drive-through facility, as shown on the plan attached hereto as Exhibit F.

2. EARNEST MONEY. Within two (2) business days after the date this Agreement is executed and delivered by both DM and Bank (the "Effective Date"), DM shall deliver to Chicago Title Insurance Company ("Escrowee"), whose address is 171 North Clark Street, Chicago, Illinois 60601, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in the form of a check payable to Escrowee, or a federal funds wire transfer to an account designated by Escrowee, which together with any interest earned thereon net of investment costs, is referred to in this Agreement as the "Earnest Money." If DM so directs Escrowee, Escrowee shall invest the Earnest Money in an interest-bearing savings account or short-term U.S. Treasury Bills or similar cash equivalent securities. Any and all interest earned on the Earnest Money shall be reported to DM's federal tax identification number. The Earnest Money shall be held by Escrowee pursuant to a joint order escrow agreement between Bank and DM in the form of the Escrow Agreement attached as Exhibit G hereto. The Earnest Money shall be non-refundable except in the event of (a) a default by Bank under this Agreement, (b) a Closing in accordance with Paragraph 4, below, or (c) a termination of this Agreement by DM pursuant to Paragraph 3 or Paragraph 7 of this Agreement.

3. SUBLEASE, ASSIGNMENT AND OPTION TO PURCHASE.

(a) Provided that DM does not terminate this Agreement prior to the expiration of the Due Diligence Period (defined in Paragraph 7), then (i) on or before ten (10) days after the expiration of the Due Diligence Period, the parties shall execute the Assignment, the Option Assignment, the Sublease and the Purchase Agreement, (ii) immediately following execution of such documents, Bank shall request Landlord's consent to the assignment of the Bank Lease to DM pursuant to the Assignment, and to the sublease of a portion of the Bank Leased Parcel by Bank pursuant to the Sublease, and (iii) the Assignment and Sublease shall become effective on the date (the "Assignment Effective Date") which is the later of (x) the date on which Bank receives Landlord's consent or deemed consent to such transfers (the "Landlord Consent"), and (y) the day after the expiration of the Due Diligence Period.

(b) On the Assignment Effective Date, DM or its designee shall exercise its option to purchase the Bank Leased Parcel pursuant to the Bank Option. DM (or its designee) will acquire title to the Bank Leased Parcel from Landlord at a price not greater than the price set forth in the Bank Option (the "Option Price"), plus any and all customary closing costs (exclusive of attorneys fees and any broker's commissions) that DM is required to pay under the Bank Option. Prior to Closing, Bank shall have the exclusive right to negotiate with Landlord regarding the actual purchase price to be paid for the Bank Leased Parcel. In the event that DM purchases the Bank Leased Parcel from Landlord for less than the Option Price, then the Lease Termination Fee (as defined in Paragraph 4(b)(iv)) shall be reduced by an amount equal to the difference between the Option Price and the actual purchase price that DM pays for the Bank Leased Parcel.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that Bank does not receive the Landlord Consent prior to thirty (30) days after Bank requests the same, then either party may terminate this Agreement on or before twenty (20) days after the expiration of such thirty-day period (the "Termination Period"), in which case the Earnest Money shall be returned to DM. In the event that neither party terminates this Agreement prior to the expiration of the Termination Period, then Bank may, at its option, on or before twenty (20) days after the expiration of the Termination Period, exercise the Bank Option itself and, simultaneously with the closing under the Bank Option, transfer the Bank Leased Parcel to DM for a purchase price equal to the Option Price less Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) (the "Discount"); provided, however, that in the event Bank is able to negotiate a reduction in the Option Price, then the Discount shall be reduced by an amount equal to the difference between the Option Price and the actual purchase price that Bank pays for the Bank Leased Parcel.

(d) In the event that on or before the closing date described in the Bank Option, Landlord fails or refuses to convey the Bank Leased Parcel to DM (or to Bank in the event that Bank exercises the Bank Option in accordance with Section 3(c) above) in the manner required by the Bank Option (such failure or refusal is hereinafter referred to as a "Landlord Default"), then the Closing Date shall be automatically extended for a period of thirty (30) days. If, on or before the expiration of such thirty-day period, Landlord has not cured the Landlord Default and conveyed the Bank Leased Parcel to DM (or to Bank, if applicable), then either party may, at its option, terminate this Agreement by delivering written notice of such termination to the other party, and in such event, the following shall occur:

(i) DM shall promptly request that Landlord consent to (1) an assignment of the Lease from DM to Bank, and (2) a termination of the Sublease; and

(ii) Even if Landlord does not consent, the parties shall cause the Escrowee to return the Earnest Money to DM, and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations defined in Paragraph 11(n)).

4. CLOSING.

(a) Closing Date. The "Closing" of the transaction contemplated by this Agreement shall occur at 10:00 a.m. local time at the offices of the Escrowee on or before the date provided in the Bank Option, or such earlier date on which Landlord and the Parties agrees to close the conveyance of the Bank Leased Parcel to DM. The "Closing Date" shall be the date of Closing. If the date of Closing above provided for falls on a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day.

(b) Closing. The following shall occur simultaneously on the Closing Date, and none of the following shall occur unless all of the following occur:

(i) Bank shall deliver to DM or cause to be delivered to DM (1) the closing documents described in Paragraph 5(b) of the Purchase Agreement and (2) possession of the Bank Fee Parcels, as required by Paragraph 5(c) of the Purchase Agreement;

(ii) The closing described in the Bank Option shall take place;

(iii) The Sublease shall terminate pursuant to the Sublease Termination Agreement attached hereto as Exhibit H;

(iv) Bank shall pay to DM, by wire transfer of federal funds to an account designated by DM in writing by notice to Bank (unless the Closing is conducted through an escrow with Escrowee, in which case the funds shall be wire transferred to Escrowee), a sublease termination fee in the amount of Three Million Three Hundred Thousand and 00/100 Dollars ($3,300,000.00) (the "Lease Termination Fee"), net of the adjustments and prorations required by this Agreement;

(v) The Earnest Money, together with all interest earned thereon, shall be refunded to DM;

(vi) Bank and DM shall execute a closing statement with respect to the Property setting forth the prorations and adjustments to be made pursuant to Paragraph 4(c) below; and

(vii) Bank and DM shall execute the New Lease.

(c) Closing Prorations and Adjustment.

(i) Proration of Rent. A statement of prorations and other adjustments shall be prepared by Bank and/or Escrowee in conformity with the provisions of this Agreement and submitted to DM for review and approval prior to the Closing Date. For purposes of prorations, Bank shall be deemed (1) the owner of the Bank Fee Parcels and (2) the tenant of the Bank Leased Parcels on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the rent payable by Bank under the Sublease, including but not limited to all rent prepaid by Bank of which DM receives a refund or credit at the closing of DM's purchase of the Bank Leased Parcel, shall be prorated as of the Closing Date.

(ii) Assessments. The parties agree that real estate and personal property taxes and assessments for the Bank Fee Parcels and the Bank Leased Parcel that accrue through the Closing Date (collectively, the "Assessments") shall not be prorated at Closing. Rather, Bank shall remain liable for the Assessments until Bank pays the Assessments in accordance with this Paragraph 4(c)(ii). Immediately upon receipt of a tax bill for the Assessments from the taxing authority, DM shall forward such tax bill to Bank, together with a calculation of Bank's share of such tax bill, and on or before twenty (20) days after receiving such tax bill and calculation, Bank shall pay its share of such tax bill to DM. Provided DM receives the Bank's share of such tax bill on or before the expiration of such twenty-day period, DM agrees that it shall pay the entire amount of the tax bill to the taxing authority on or before the date such payment is due.

(iii) Reproration. Except with respect to the Assessments, any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date with any refunds payable to Bank or DM to be made as soon as practicable; otherwise all prorations shall be final. Amounts on deposit with utility companies shall not be prorated; provided, however, that promptly following the Closing, DM shall deposit any amounts required for deposit with utility companies and shall refund to Bank any portion of Bank's deposit which is refunded by the utility company to DM.

(d) Closing Costs. Bank shall be responsible for and shall pay the cost of the Survey, as defined in Paragraph 6, and the Title Insurance Policy described in Paragraph 5(b)(4) of the Purchase Agreement. DM shall be responsible for and shall pay the cost of all endorsements (including extended coverage) to the Title Insurance Policy, all recording fees except those fees associated with the recording of any and all releases of any lien or encumbrance which may have been the result of the any activities of the Bank, the cost of recording of same shall be borne by the Bank, all costs of closing that DM, as Optionee, is obligated to pay pursuant to Section 10 of the Bank Option (except that Bank shall pay for the Survey and Title Insurance Policy costs and DM shall pay for the cost of the endorsements to the Title Insurance Policy). DM shall be responsible for the payment for all the costs of its due diligence activities. Bank shall be responsible for the cost of transfer taxes on the deeds which transfer the Bank Fee Parcels to DM and for one-half of any transfer taxes associated with the Bank Leased Parcel pursuant to the Bank Option. Bank and DM shall split the closing escrow fees equally, and each party shall be responsible for the fees and costs of their respective attorneys.

5. REPRESENTATIONS AND WARRANTIES.

(a) Bank represents and warrants to DM that the following are true, complete and correct as of the date of this Agreement:

(i) Bank is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Bank will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Bank is a party or by which Bank is bound. The individual executing this Agreement and the instruments referenced herein on behalf of Bank has the legal power, right, and actual authority to bind Bank to the terms and conditions hereof and thereof.

(ii) To Bank's actual knowledge, Bank has received no written notice of any violation of any law, ordinance, rule or regulation applicable to the Property.

(iii) To Bank's actual knowledge, there is no pending, nor has it received written notice of any threatened litigation or condemnation procedures affecting the Property, in any material respect.

(iv) Bank has not obtained an environmental assessment of the Property, and to Bank's actual knowledge, Bank has received no written notice from any governmental agency of any adverse environmental matter relating to the Property.

(b) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, EXCEPT AS SPECIFICALLY PROVIDED IN SUBPARAGRAPH (a) ABOVE OF THIS AGREEMENT OR IN THE PURCHASE AGREEMENT OR IN THE SUBLEASE, IT IS UNDERSTOOD AND AGREED THAT BANK AND ITS REPRESENTATIVES AND/OR AGENTS HAVE NOT MADE AND ARE NOT NOW MAKING, AND THEY SPECIFICALLY DISCLAIM, ALL WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE (OTHER THAN BANK'S LIMITED WARRANTY OF TITLE SET FORTH IN THE DEED AND ANCILLARY CONVEYANCE DOCUMENTS TO BE DELIVERED AT CLOSING PURSUANT TO THE PURCHASE AGREEMENT), (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PREMISES, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XII) THE PRESENCE OF HAZARDOUS MATERIALS IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIII) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XIV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XV) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY, (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (XVIII) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THAT PROPERTY FOR ANY PARTICULAR PURPOSE (DM AFFIRMING THAT DM HAS NOT RELIED ON BANK'S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT BANK MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE), OR (XIX) TAX CONSEQUENCES.

(c) DM hereby represents and warrants to Bank that it will conduct its own due diligence regarding the Property as provided for in this Agreement, and DM understands that the Property shall be accepted by DM in its "as-is, where-is" physical and environmental condition.

(d) DM further represents to Bank that it is duly organized, validly existing and qualified and empowered to conduct its business and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by DM will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which DM is a party or by which it is bound. The individual executing this Agreement and the instruments referenced herein on behalf of DM has the legal power, right, and actual authority to bind DM to the terms and conditions hereof and thereof.

(e) In the event that, prior to Closing, DM discovers a breach of a representation made by Bank contained in this Agreement, DM may, as its sole and exclusive remedy, either terminate this Agreement, in which event the provisions of Paragraphs 3(d)(i) and 3(d)(ii) shall apply, or waive such breach and proceed to Closing.

(f) The representations and warranties contained in this Paragraph 5 shall survive Closing for a period of one (1) year.

(g) As used in this Agreement, the terms "knowledge of" or "actual knowledge of" or "receipt of written notice by" Bank shall mean the actual knowledge of Thomas Paar, Senior Vice President - Corporate Services of Bank, or notice received by Thomas Paar, including knowledge of Thomas Paar after due inquiry of the on-site property manager. Bank shall have no duty to conduct any further inquiry in making such representations or warranties, and no knowledge of a notice to any other person shall be imputed to Bank or Thomas Paar. Bank represents and warrants that Thomas Paar is the most knowledgeable senior manager of the Bank with respect to the representations and warranties contained in this Agreement. Bank hereby agrees to execute at Closing a sworn certificate as to the representations and warranties contained in this Agreement.

6. TITLE COMMITMENT AND SURVEY. Bank has provided to DM (a) a new title commitment for an ALTA Owner's Insurance Policy (the "Title Commitment"), issued by Chicago Title Insurance Company (the "Title Company"), proposing to insure DM and committing to insure the Property for $5,000,000, and (b) survey of the Property prepared by Jens K. Doe dated October 20, 2003, prepared in accordance with ALTA guidelines and spotted, which survey shall, prior to the expiration of the Due Diligence Period, be updated and certified to DM and its Lenders as may be hereinafter designated by DM (the "Survey"). With respect to the Bank Fee Parcels, DM shall be entitled to object to title and survey matters in the manner described in Paragraph 4(b) of the Purchase Agreement. With respect to the Bank Leased Parcel, Landlord is obligated to deliver the Bank Leased Parcel to Optionee (as defined in the Bank Option) subject only to those matters listed on Exhibit 1 to the Real Estate Sales Contract attached to the Bank Option (the "Leased Parcel Permitted Exception"). In the event that prior to Closing, an updated Title Commitment or Survey reveals any matters other than the matters shown on the Survey and the Leased Parcel Permitted Exceptions and Landlord refuses to cure those matters that relate to the Bank Leased Parcel as required by the Bank Option, then DM may, as its sole and exclusive remedy, waive such breach by Landlord and proceed to Closing, or terminate this Agreement, in which event the provisions of Paragraphs 3(d)(i) and 3(d)(ii) shall apply.

7. DUE DILIGENCE PERIOD.

(a) During the period commencing on the Effective Date and expiring forty-five (45) days after such date (the "Due Diligence Period"), subject to the terms and conditions of this Paragraph 7(a) and Paragraph 11(a), DM shall have the right to verify, inspect, investigate and review, in DM's sole discretion: (i) documentation of any covenants, conditions and restrictions and other exceptions of title of record, (ii) the condition of title to the Bank Leased Parcel and the Bank Fee Parcels, (iii) physical inspection of the Bank Leased Parcel and the Bank Fee Parcels (provided that DM shall only enter onto the Property when accompanied by a representative of Bank, which Bank shall make available to DM upon forty-eight (48) hours' advance notice from DM), (iv) valuation appraisal of the Property, (v) environmental condition of the Property as disclosed by a Phase I environmental report (a "Phase I"), (vi) any and all other documentation or evidence relating to the ownership, zoning, financing, value, income, expense, operation, leasing and maintenance and repair of the Property, and (vii) the legal description of the Property. Notwithstanding anything to the contrary contained herein, DM may not conduct any invasive testing of the Property (including but not limited to testing required in connection with the preparation of a Phase II environmental report) in any manner which interferes with the Bank's use of the Property. If the end of the Due Diligence Period falls on a Saturday, Sunday or legal holiday, the end of the Due Diligence Period shall be automatically extended to the next business day. If (x) DM determines in its sole and absolute discretion that the Property is unsuitable for its purposes, or (y) DM requires a Phase II environmental report and Bank does not allow DM to obtain such report, then DM may terminate this Agreement by notifying Bank in writing within said Due Diligence Period, in which event the Earnest Money shall be returned to DM, and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations). DM's failure to terminate this Agreement within said Due Diligence Period shall be deemed a waiver by DM of its right to terminate this Agreement pursuant to this Paragraph 7(a), and on or before two (2) business days after the expiration of the Due Diligence Period, DM shall deposit an additional One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) with the Escrowee as Earnest Money, and the entire Earnest Money deposit shall become non-refundable except in the event of a default by Bank under this Agreement.

(b) In connection with DM's inspection of the Property, Bank has provided to DM the documents listed on Exhibit I, attached hereto.

8. BROKERAGE. Each party represents and warrants to the other party that it has dealt with no broker or finder in connection with this transaction other than Staubach Midwest LLC (the "Named Broker") and Century 21 Real Estate Finders (Century) ("DM's Broker"). If and when the transaction contemplated hereby closes, (a) Bank shall pay Named Broker a commission in accordance with a separate agreement between Bank and Named Broker, and Bank agrees that DM shall have no obligation to pay a commission to Named Broker, and (b) DM shall pay DM's Broker a commission in accordance with a separate agreement between DM and DM's Broker, and DM agrees that Bank shall have no obligation to pay a commission to DM's Broker. Neither party shall have any other liability or obligation with respect to the payment of any other broker's or finder's fees or commissions relating to the disposition of the Property pursuant to this Agreement, and each party indemnifies and holds the other party harmless from and against any all other claims of all brokers and finders claiming by, through or under said party and in any way related to the disposition of the Property pursuant to this Agreement, including, without limitation, attorneys fees incurred by the other party in connection with such claims.

9. DEFAULTS AND REMEDIES.

(a) Notwithstanding anything to the contrary contained in this Agreement, in the event of a material default by Bank under this Agreement, at DM's option, DM may elect as its sole remedy (i) to terminate this Agreement, in which event the provisions of Paragraphs 3(d)(i) and 3(d)(ii) shall apply and DM shall receive a sum equal to the reasonable, out-of-pocket third-party costs of its due diligence, including but not limited to, any sums expended for loan commitment fees, environmental consultants, engineers, architects or others involved in said due diligence and the reasonable fees of DM's accountants, attorneys or other related professionals for the review of said due diligence, which sum shall not exceed Thirty-Five and No/100 Thousand Dollars ($35,000.00), or (ii) DM may sue Bank for specific performance of the transfer of the Property in accordance with the terms of this Agreement, provided DM shall accept whatever interest Bank has in the Property, subject to all liens, encumbrances and other matters affecting title to the Property, and in no event shall Bank be obligated to cure or remove or bond against title defects, liens, encumbrances or other matters affecting title other than monetary liens voluntarily placed on the Property by Bank or liens that appear as a result of acts or omissions of Bank to be satisfied at Closing

(b) Notwithstanding anything to the contrary contained in this Agreement, if DM defaults under this Agreement, the Earnest Money shall be forfeited to Bank as liquidated damages, which shall be Bank's sole and exclusive remedy at law or equity against DM, and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations); provided, however, that if such default occurs after the Assignment Effective Date, Bank may elect to unwind the transaction described in this Agreement as provided in Paragraphs 3(d)(i) and 3(d)(ii). Bank and DM acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Bank as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of DM under this Agreement; (2) the actual damages suffered and costs incurred by Bank as a result of such withdrawal and failure to close due to a default of DM under this Agreement would be extremely difficult and impractical to determine; (3) DM seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of DM under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages and not a penalty.

10. OTHER SUBLEASES. From the date hereof through and including the first to occur of (i) the termination of this Agreement or (ii) the Closing Date, Bank may market space in the Building for sublease, provided that Bank shall not enter into any sublease without the prior written consent of DM. Notwithstanding the foregoing, in the event that DM fails to notify Bank in writing of DM's approval or disapproval of any new sublease, for which DM's consent is required under this Paragraph 10, within ten (10) business days after Bank requests approval of same, DM shall be deemed to have approved any such new sublease.

11. MISCELLANEOUS.

(a) Entry upon Property; Restoration; Indemnity. Between the date of this Agreement and the expiration of the Due Diligence Period, DM and its agents or representatives shall have the right to enter upon the Property upon forty-eight (48) hours' prior notice (except as otherwise set forth herein) and during normal business hours for the purpose of examining, inspecting and testing the Property; provided that (i) DM and/or DM's agents is/are accompanied by a representative of Bank and (ii) no such entry upon the Property shall interfere with the operations of any tenant's business on the Property. DM hereby agrees to pay, protect, defend, indemnify and save Bank harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon, incurred by, asserted against or suffered by Bank in connection with or arising out of DM's due diligence activities with respect to the Property, either prior to or after execution and delivery of this Agreement and caused by DM's employees, agents or independent contractors and the actions of such persons on the Property.

(b) Assignment. Neither party hereto shall assign or transfer its interest in this Agreement except that (i) DM may assign or otherwise transfer its interest under this Agreement to a designee, and (ii) Bank may assign or otherwise transfer its interest under this Agreement to any entity directly controlled by Cole Taylor Bank, an Illinois banking corporation, or its principals. As used in this Agreement, the term "Bank" shall be deemed to include any assignee or other transferee of the initial Bank, provided that such assignees or transferees are owned or controlled (directly or indirectly) by Cole Taylor Bank or one or more of its principals. No such assignment shall relieve the assignor of its obligations hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Bank and DM and their respective successors and assigns.

(c) Entire Agreement. This Agreement constitutes the entire agreement between Bank and DM with respect to the Property and shall not be modified or amended except in a written document signed by Bank and DM. Any prior agreement or understanding between Bank and DM concerning the Property is hereby rendered null and void.

(d) Time is of the Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

(e) Confidentiality. All information provided by Bank to DM relating to the Property in connection with this Agreement, including, but not limited to, the terms and conditions of this Agreement (the "Confidential Information"), will be held and treated in the strictest of confidence. DM agrees that it will not disclose, and will not permit any of its officers, general or limited partners, employees, representatives or agents to disclose, the Confidential Information to any person, firm, or entity without prior written authorization from Bank. All Confidential Information provided by Bank and copies of due diligence material obtained by DM shall be returned promptly to Bank if this Agreement is terminated for any reason, provided that with respect to any such material not provided by Bank, DM shall not be obligated to provide such material to Bank unless DM's costs in obtaining such material are reimbursed by Bank. DM further agrees to indemnify, defend and hold harmless Bank from and against any and all liabilities, damages, claims, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by or imposed upon Bank as a result of DM's unauthorized disclosure of the Confidential Information or failure to return materials to Bank as provided in the previous sentence. The term "Confidential Information" shall not include any information which (i) as shown by written records, was lawfully in the possession of DM prior to disclosure by Bank, provided that the source of such information, to the best of the knowledge of DM, was not bound by a confidentiality agreement with Bank in respect thereof, (ii) is generally available to the public other than as a result of voluntary disclosure by DM, (iii) was received by DM from a third party known by DM not to be bound by a confidentiality Agreement with respect to such information, or (iv) DM is required to disclose by applicable law.

(f) Headings. The headings of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.

(g) Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(h) Legal Fees. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.

(i) Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission (with proof of transmission), or by overnight courier (such as Federal Express), addressed as follows:

If to Bank: Cole Taylor Bank

9550 West Higgins Road, Suite 600

Rosemont, Illinois 60018

Attention: Thomas Paar

Fax: 847/653-7864

With a copy to: Jenner & Block, LLP

One IBM Plaza

330 North Wabash Avenue

Chicago, Illinois 60611

Attention: Donald I. Resnick, Esq.

Fax: 312/840-7656

If to DM: DMCB, LLC.

5135 Golf Road

Skokie, Illinois 60077

Attention: Mr. Lev Stratievski, Manager

Fax: 847/933-1587

(j) Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of the State of Illinois.

(k) Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

(l) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(m) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(n) Notwithstanding any provision to the contrary herein, including, without limitation, any provision stating that this Agreement shall become null and void following a return or application of the Earnest Money, DM's obligations under Paragraphs 11(a) and 11(e) of this Agreement, together with Bank's indemnities under Paragraph 3 of the Assignment and Paragraph 29 of the Sublease, shall survive the expiration or termination of this Agreement, and shall survive Closing (the "Surviving Obligations").

(o) The following exhibits are acknowledged to be attached to and form a part of this Agreement:

Exhibit A Legal Description of the Property

Exhibit A-1 Site Plan of the Property

Exhibit B-1 Form of Assignment

Exhibit B-2 Form of Option Assignment

Exhibit C Form of Sublease

Exhibit D Form of Purchase Agreement

Exhibit E Form of New Lease

Exhibit F Site Plan of the New Lease Premises

Exhibit G Form of Escrow Agreement

Exhibit H Form of Sublease Termination Agreement

Exhibit I Due Diligence Documents

12. BOARD APPROVAL

Notwithstanding anything to the contrary contained herein, in the event that Seller fails to obtain approval of this Agreement by the Board of Directors of Seller and of Taylor Capital Group on or before the expiration of the Due Diligence Period (the "Approval Deadline"), then Seller may terminate this Agreement by delivering written notice of termination to Purchaser at any time prior to the Approval Deadline. In the event Seller terminates this Agreement pursuant to this Section 12, the Earnest Money shall be returned to Purchaser and neither party shall have any rights or obligations under this Agreement (other than the Surviving Obligations), and DM shall receive a sum from Bank equal to the reasonable, out-of-pocket third-party costs of its due diligence, including but not limited to, any sums expended for loan commitment fees, environmental consultants, engineers, architects or others involved in said due diligence and the reasonable fees of DM's accountants, attorneys or other related professionals for the review of said due diligence, which sum shall not exceed Thirty-Five and No/100 Thousand Dollars ($35,000.00)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first written above.

BANK:

COLE TAYLOR BANK, an Illinois banking corporation

By:	/S/ BRUCE W. TAYLOR
Its:	President

DM:

DMCB, LLC, an Illinois limited liability company

By:	/S/ BORIS STRATIEVSKY
Its:	Vice President

Certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The Registrant agrees to furnish supplementally any omitted schedules, exhibits or similar attachments to the Securities and Exchange Commission upon request.